Exhibit 99.1

FoxHollow Technologies Announces Agreement to

Acquire Kerberos Proximal Solutions

Thrombectomy aspiration device will expand FoxHollow’s product line to combat arterial disease

REDWOOD CITY, Calif. August 28, 2006—FoxHollow Technologies (Nasdaq: FOXH) today announced it has signed a definitive merger agreement to acquire Kerberos Proximal Solutions, Inc., a privately-held company focused on the development of innovative medical devices for the removal of thrombus, or blood clots, from occluded arteries. Kerberos’ unique thrombectomy device is expected to complement FoxHollow’s existing product offerings, which are designed to remove plaque from clogged arteries.

Under the merger agreement, FoxHollow has committed to pay approximately $32 million at closing, of which approximately $13 million is expected to be paid in the form of stock. FoxHollow may also make earnout payments after each of the second and third years following the transaction, based on 2 1/2 times that year’s sales less the value of all prior payments. The earnout payouts may be made in cash or stock at FoxHollow’s sole discretion.

“We believe the Kerberos thrombectomy system is a great first addition to FoxHollow’s product portfolio, which previously has been focused exclusively on SilverHawk Plaque excision in peripheral vessels. The product is easy for physicians to use and will nicely overlap our existing customer base. We believe the Kerberos products will find wide application in both the coronary and peripheral arteries and bring relevant clinical value to our patients,” said John B. Simpson, Ph.D., M.D., FoxHollow’s Founder and CEO.

The thrombectomy system developed by Kerberos includes a catheter with a trigger-like handle, which simultaneously rinses and aspirates thrombus from arteries. Thrombus is a common problem in many patients with Coronary Artery Disease (CAD) and Peripheral Artery Disease (PAD). The Kerberos System, which is FDA approved, can also deliver physician-specified therapeutic solutions to the site of the arterial blockage.

The acquisition of the Kerberos peripheral product line will help strengthen FoxHollow’s mission to provide the 12 million PAD sufferers in the U.S. with an alternative to bypass surgery or amputation. As FoxHollow’s SilverHawk Plaque Excision System continues to be used in more complex procedures, such as Total Occlusions and Critical Limb Ischemia, where thrombus is often present, Kerberos’ complementary devices will help achieve greater success in reducing lower extremity amputations.

Furthermore, due to the efficacy and ease of use of the Kerberos System, it has seen significant adoption in the rinsing and evacuation of thrombotic debris in patients suffering from acute myocardial infarction, or heart attack.

“I have used the Kerberos System in the most challenging circumstances, both in the heart and the legs. I have found it to be one of the best thrombectomy devices on the market,” said Dr. Stefan Kiesz, interventional cardiologist and President of the San Antonio Endovascular & Heart Institute.

King Nelson, President and CEO of Kerberos Proximal Solutions stated, “We believe FoxHollow and Kerberos are a perfect fit. The 200-plus person sales and marketing team at FoxHollow has proven their ability to drive wide adoption of innovative devices in the interventional community. The Kerberos and SilverHawk products complement each other and will provide significant added value to FoxHollow’s current customer base.”

The transaction is expected to close by the end of the third quarter of 2006 and will have minimal impact on FoxHollow’s revenue during the third and fourth quarters of this year. The addition of Kerberos’ operations is expected to reduce FoxHollow’s 2006 earnings per share by $0.08-$0.10, excluding one-time charges associated with the transaction, and is expected to be modestly accretive in 2007.

About FoxHollow Technologies, Inc

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk system is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at http://www.foxhollowtech.com.

About Kerberos Proximal Solutions

Kerberos Proximal Solutions is a privately-held medical device company based in Cupertino, Calif. Founded in 2001, Kerberos is dedicated to developing innovative solutions to treat vascular disease. The Company is focused on delivering their technology and services to interventional cardiologists, interventional radiologists and vascular surgeons. The key investors in Kerberos include Research Corporation Technologies, Three Arch Partners, and Alta Partners. For more information, visit http://www.kerberos-md.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning expectations about the closing of the transaction, product performance, future acquisitions, and the impact of this acquisition on revenue and earnings per share are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted include the risk that the merger does not close, the ability to integrate manufacturing and sales of Kerberos products into FoxHollow, physician acceptance of Kerberos products, and intellectual property and regulatory risks related to selling Kerberos products. Other risks and uncertainties are included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2006, which is on file with the SEC and available on our investor relations website at http://investor.foxhollowtech.com and on the SEC’s website at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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Contacts

Investor Relations:

Matt Ferguson

Chief Financial Officer

650-421-8449

investorrelations@foxhollowtech.com

Media Relations:

Robin Gaffney

650-421-8614

rgaffney@foxhollowtech.com